SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (“Agreement”), effective as of April 30, 2014, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the “Adviser”), and Pacific Investment Management Company LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of one or more of its series, (each, the “Fund”) which are open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) has entered into an Investment Management Agreement dated April 30, 2007, with the Adviser, as it may be amended from time to time (the “Investment Management Agreement”) pursuant to which the Adviser has agreed to provide certain investment management services to the Funds; and

WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to one or more of the Funds as specified on Schedule A, and Sub-Adviser is willing to serve in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

(a) The Adviser hereby appoints the Sub-Adviser as investment adviser, on the terms and conditions set forth herein, for the portion of the Fund’s assets that the Adviser determines in its sole discretion to assign to the Sub-Adviser from time to time (referred to in this Agreement as the “Managed Portion”). The Adviser may, from time to time, make additions to, and withdrawals from, those Fund assets assigned to the Sub-Adviser. The Sub-Adviser accepts these terms and agrees to render the services herein set forth and for the compensation provided on Schedule A to this Agreement (the “Agreement”).

(b) Subject to the supervision and control of the Adviser and the Board of Trustees (the “Trustees”) of the Trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Managed Portion which shall at all applicable times meet the diversification requirements of Subchapters L and M under the Internal Revenue Code of 1986, as amended (the “Code”). The Sub-Adviser will make investment decisions on behalf of the Managed Portion and place all orders for its purchase and sale of portfolio securities.

The Sub-Adviser shall have authority to instruct the custodian to: (i) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Managed Portion, and (ii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Managed Portion with respect to any investments made pursuant to the investment guidelines set forth in the Prospectus and Statement of Additional Information (“Investment Guidelines”). All cash and the indicia of ownership of all other investments shall be held by the Managed Portion’s custodian bank. The Sub-Adviser shall not be liable for any act or omission of such custodian bank.

The Sub-Adviser is authorized to effect cross transactions between the Managed Portion and other accounts managed by the Sub-Adviser and its affiliates.

The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser, except as expressly authorized in this Agreement or another writing signed by the Adviser.

(c) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Managed Portion (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services or to have employees of the Sub-Adviser perform the following roles, as applicable: (a) shareholder services or support functions, such as responding to shareholders’ questions about the Funds or its investments or strategies; (b) providing legal advice to the Funds; (c) providing employees of the Sub-Adviser to serve as officers of the Funds; or (d) providing employees of the Sub-Adviser to serve as the Funds’ Chief Compliance Officer and associated staff.

The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of legally required supplements to the Fund’s registration statement that are necessitated by a change in control of the Sub-Adviser or any change in the portfolio manager or managers assigned by the Sub-Adviser to manage the Managed Portion. In the event that two or more sub-advisers each require a supplement simultaneously, the expense of each supplement will be shared pro rata with such other sub-adviser(s) based upon the number of pages required by each such sub-adviser. The Adviser agrees to use an economical means reasonably available to prepare, produce and distribute the supplements and upon request, will furnish to Sub-Adviser proof of the expenses incurred.

(d) The Sub-Adviser shall vote proxies relating to the Managed Portion’s investment securities in accordance with Sub-Adviser’s proxy voting guidelines and procedures in effect from time to time, and shall review its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the proxy voting authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice. The investment authority granted to the Sub-Adviser shall further include the authority to exercise whatever powers the Adviser may possess with respect to any of its assets held in the Managed Portion, including, but not limited to, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer. The Sub-Adviser will not file class action claim forms or otherwise exercise any rights the Adviser may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Managed Portion, unless the Sub-Adviser and the Adviser mutually agree that the Sub-Adviser may take such actions.

(e) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Trustees.) In selecting brokers, dealers or futures commission merchants and placing orders for the purchase and sale of portfolio investments, the Sub-Adviser shall use its best efforts to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Adviser reserves the right to direct the Sub-Adviser, upon written notice, not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request on a prospective basis within ten business days of receiving written notice. In using its best efforts to obtain the most favorable price and execution available, the Sub-Adviser, bearing in mind the Managed Portion’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Managed Portion to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser’s over-all responsibilities with respect to the Managed Portion and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this Section. The Sub-Adviser shall not be liable for any act or omission of any brokerage firm or firms or counterparties designated by the Adviser or chosen by the Sub-Adviser with reasonable care.

The Sub-Adviser may delegate trade execution and other support functions (but not portfolio management) to its affiliates and may delegate back office services to State Street Investment Manager Solutions, LLC and its affiliates and may share such information as necessary to accomplish these purposes. In all cases, the Sub-Adviser shall remain liable as if such services were provided directly. No additional fees shall be imposed for such services except as otherwise agreed.

The Sub-Adviser is authorized on behalf of the Managed Portion to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Investment Guidelines which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Managed Portion as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution and to elect, where appropriate and in the best interest of the Fund, real time reporting delays relating to large notional swap trades. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the 1940 Act, Section 206 of the Investment Advisers Act of 1940 and any rules established thereunder (the “Advisers Act”), and pursuant to policies adopted by the Sub-Adviser and approved by the Trustees.

The Sub-Adviser is expressly authorized to rely upon any and all instructions, approvals and notices given on behalf of the Adviser by any one or more of those persons designated as representatives of the Adviser whose names and titles are included in a Secretary Certificate, Incumbency Certificate, or similar document indicating that the persons designated as representatives have the authority to bind the Trust. The Adviser may amend such document from time to time by written notice to the Sub-Adviser. The Sub-Adviser shall continue to rely upon these instructions until notified by the Adviser to the contrary.

(f) The Sub-Adviser will provide advice and assistance to the Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating the Fund’s net asset value in accordance with valuation procedures and methods established by the Trustees.

(g) The Sub-Adviser shall furnish the Adviser and the Trustees with such reasonable information and reports as the Adviser deems appropriate or as the Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees who provide key services for the Managed Portion reasonably available from time to time, including attendance at Trustees’ Meetings, at such reasonable times as the parties may agree to review the Fund’s investment policies and to consult with the Adviser or the Trustees regarding the Managed Portion’s investment affairs.

(h) The Sub-Adviser shall not consult with any other sub-adviser to either the Fund or any other account managed by the Adviser concerning the Fund’s assets, except as permitted by the Fund’s policies and procedures.

(i) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that apply to the Fund where the Adviser has furnished such applicable provisions to the Sub-Adviser; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund’s currently effective Prospectus and Statement of Additional Information (“SAI”) , and any amendments thereto, that have been furnished to the Sub-Adviser by the Adviser; (iii) the federal securities laws, including without limit the 1940 Act, the Advisers Act, and the Commodity Exchange Act; (iv) any reasonable written instructions and directions of the Trustees, the Adviser, or Fund management that are provided to Sub-Adviser; and (v) the Sub-Adviser’s general fiduciary responsibilities under applicable law.

(j) The Sub-Adviser shall provide reasonable assistance to the Fund in the preparation of its registration statements, prospectuses, shareholder reports, certain marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) and shall provide the Fund with disclosure to the extent legally required to be disclosed in the Fund’s Regulatory Filings and equivalent to disclosure contained in the registration statements of funds sponsored by the Sub-Adviser, including, without limitation, any required disclosure related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

(k) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser (the “CCO”) with such reasonable information, certifications and/or reports as such persons may reasonably request from the Sub-Adviser regarding the Sub-Adviser’s compliance with applicable law, including: (i) Rule 206(4)-7 of the Advisers Act; (ii) the federal securities laws, as defined in Rule 38a-1 under the 1940 Act; (iii) the Commodity Exchange Act; and (iv) any and all other laws, rules, and regulations, whether foreign or domestic, in each case, applicable at any time to the operations of the Sub-Adviser and its services to the Managed Portion. The Sub-Adviser shall make its officers and employees who provide key services for the Managed Portion (including its Chief Compliance Officer) reasonably available to the Adviser and/or the CCO from time to time to examine and review the Sub-Adviser’s compliance program and its adherence thereto.

2.	OTHER AGREEMENTS.

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

3.	COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

(a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the Managed Portion’s average daily net assets during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated by the Adviser in accordance with the fee schedule as set forth in Schedule A attached hereto.

(b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable in arrears for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.	EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

(a) This Agreement shall become effective as of the date first written above and shall remain in full force and effect continuously thereafter until terminated.

(b) This Agreement shall continue in effect for two years from the date hereof, and thereafter only so long as continuance is specifically approved: (i) at least annually by the Trustees, including a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval; or (ii) if presented to the Fund’s shareholders, by the affirmative vote of a majority of the Fund’s outstanding voting securities.

(c) This Agreement shall automatically terminate without the payment of any penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the Investment Management Agreement.

(d) This Agreement also may be terminated without the payment of any penalty: (i) by the Fund’s board of trustees or by vote of a majority of the Fund’s outstanding voting securities on 60 days’ written notice to the Sub-Adviser or as otherwise permitted by the 1940 Act; (ii) by the Adviser on 60 days’ written notice to the Sub-Adviser; or (iii) by the Sub-Adviser on 90 days’ written notice to the Adviser.

(e) This Agreement may be amended by the mutual consent of the parties only if such amendment, if material, is specifically approved by the vote of: (i) a majority of the Trustees who are not interested persons; and (ii) a majority of the Fund’s outstanding voting securities (unless such approval is not required by Section 15 of the 1940 Act).

5.	CERTAIN INFORMATION.

The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (b) the Sub-Adviser has a reasonable basis for believing that the Fund has failed to satisfy the diversification requirements under Subchapter L or M under the Code; (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the Fund or any services the Sub-Adviser provides for the Managed Portion that could reasonably be expected to have a material adverse effect on the Managed Portion; and (d) any change in the Sub-Adviser’s principal officers or any portfolio manager for the Managed Portion.

6.	LIABILITY AND INDEMNIFICATION.

(a) The Sub-Adviser’s duties shall be confined to those expressly set forth herein, with respect to the Managed Portion. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss arising out of any breach of fiduciary duty or a loss arising out of willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations hereunder, unless otherwise provided under provisions of applicable law.

(b) The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective affiliates and controlling persons (the “Sub-Adviser Indemnified Persons”) from and against any and all suits, actions, legal or administrative proceedings or investigations, claims, demands, damages, liabilities, interest, loss, costs and expenses, including reasonable attorneys’ fees, disbursements and court costs (“Losses”), which the Sub-Adviser Indemnified Persons may sustain to the extent of the Sub-Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Adviser’s, Trust’s or Fund’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

(c) The Adviser shall indemnify the Sub-Adviser and its respective affiliates and controlling persons (the “Adviser Indemnified Persons”) from and against any and all Losses, which the Adviser Indemnified Persons may sustain to the extent of the Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

7.	RECORDS; RIGHT TO AUDIT.

(a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to investments made by the Sub-Adviser for the Managed Portion that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records it maintains on the Fund’s behalf are the Fund’s property, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities, or by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

(b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission (“SEC”), the Fund’s auditors, any Fund representative, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

8.	CONFIDENTIAL INFORMATION.

The Sub-Adviser shall not disclose to any third party material non-public information obtained under this Agreement with respect to the Fund, the Trust or the Adviser, including, without limitation, the “non-public portfolio holdings,” except: (a) with the prior written consent of the Adviser; (b) as required by applicable federal or state law, regulation, court order, or the rules and regulations of any governmental body or official having jurisdiction over the Sub-Adviser; (c) to its associates, to any of its delegates and other agents under the Agreement, to any market counterparty or any broker (in accordance with market practice) in relation to transactions undertaken for the Managed Portion, and to the custodian, in order to assist or enable the proper performance of its services under the Agreement; or (d) if such third party agrees in writing with the Sub-Adviser to keep such information confidential and to not trade based upon such information. Subject to the Investment Guidelines, the Sub-Adviser and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements. “Non-public portfolio holdings” means portfolio holdings information that has not been made public by having been previously filed with the SEC.

9.	MARKETING MATERIALS.

(a) The Fund shall furnish to the Sub-Adviser, prior to use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named; it being understood that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of any applicable laws and regulations. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to requests for approval on a prompt and timely basis. If the Sub-Adviser fails to respond to such a request within ten business days, the Fund shall be entitled to use such material; provided that the Sub-Adviser reserves the right to reasonably object to the continued use of any such advertising, supplemental sales literature or other promotional material in which the Sub-Adviser is named, and no such material shall be used if the Sub-Adviser so objects. It is understood that the name “Pacific Investment Management Company LLC” or “PIMCO” or any derivative thereof and certain trade names, trademarks, service marks and/or logos associated with such names (“PIMCO Marks”) are the valuable property of PIMCO and its affiliates. The Adviser, Trust and Funds may use the PIMCO Marks in the offering materials of the Managed Portion with the prior written approval of PIMCO, which approval shall not be unreasonably withheld or delayed for so long as PIMCO is the Sub-Adviser to the Managed Portion. The permission to use the PIMCO Marks is non-exclusive, non-transferable and non-assignable. In obtaining permission to use the PIMCO Marks for this purpose, the Manager, Trust and/or Funds will acquire no right, title, or interest whatsoever to any of the PIMCO Marks. The Manager, Trust and/or Funds shall not edit, excerpt or modify the PIMCO Marks in any way. Upon termination of this Agreement, the Adviser, Trust, and Funds shall immediately cease to use such name (or derivative or logo), except as may be required by law or regulation.

(b) The Sub-Adviser shall furnish to the Fund, prior to use, each piece of the Sub-Adviser’s advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser’s affiliates is named; it being understood that the Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of any applicable laws and regulations. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to requests for approval on a prompt and timely basis. The Adviser reserves the right to reasonably object to the continued use of any such advertising, supplemental sales literature or other promotional material in which the Adviser is named, and no such material shall be used if the Adviser so objects.

10.	GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable, the latter shall control.

11.	SEVERABILITY/INTERPRETATION.

If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by an SEC rule, regulation or order, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

12.	NOTICES.

Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

If to the Sub-Adviser:

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, CA 92660

Facsimile: 949-720-1376

Attention: General Counsel

E-mail: IMANotices@pimco.com

cc: Tom Nguyen, Account Manager

email: tom.nguyen@pimco.com

If to the Adviser:

Lincoln Investment Advisors Corporation

Chief Counsel – Funds Management

150 N. Radnor Chester Road

Radnor, PA 19341

Email: jill.whitelaw@lfg.com

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

The Adviser and Trust represents and warrants to the Sub-Adviser that:

(a)	the Trust is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Adviser will promptly notify the Sub-Adviser if the Trust ceases to be a QIB;

(b)	the Trust is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Adviser will promptly notify the Sub-Adviser if the Trust ceases to be a QEP, and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7;

(c)	the assets in the Managed Portion are free from all liens and charges, and undertakes that no liens or charges will arise from the act or omissions of the Adviser or the Trust which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Managed Portion with respect to any investments made pursuant to the Investment Guidelines; and

(d)	the Adviser has established policies and procedures designed to prevent, detect and report the possible use of the Trust for purposes of money laundering and to the best of the Adviser’s knowledge, the Trust does not contain funds in violation of U.S. anti-money laundering laws.

14.	COUNTERPARTS.

This Agreement may be executed in counterparts and each counterpart shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15.	ENTIRE AGREEMENT.

This Agreement, together with any Schedules or Exhibits hereto, represents the entire Agreement between the parties, and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein.

16.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

17. DELIVERY OF PART 2 OF FORM ADV. The Adviser acknowledges that it has received a copy of Part 2 of the Sub-Adviser’s Form ADV, as amended, either prior to or at the time of execution of this Agreement. The Adviser has delivered the Sub-Adviser’s Form ADV Part 2 to the Trust in accordance with the initial delivery schedule and shall deliver the Sub-Adviser’s Form ADV Part 2 to the Trust in accordance with the annual delivery schedule to which the Sub-Adviser is subject under Applicable Law.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

LINCOLN INVESTMENT ADVISORS CORPORATION

Name:
Title:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

Name:
Title:

Accepted and agreed to as of the day and year first above written:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST,

on behalf of the Fund(s) on Schedule A

Name:
Title: